EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, which will be filed by Ampal-American Israel Corporation in February 2007, of our report dated February 15, 2004 relating to the financial statements of Am-Hal Ltd. for the year ended December 31, 2003, which is appears in Ampal-American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Brightman Almagor & Co.
A member firm of Deloitte Touche Tohmatsu

February 22, 2007